Exhibit 99.1

Ralph Schlosstein to Step Down as Co-Chairman and Co-CEO of Evercore in February 2022

Current Co-Chairman and Co-CEO John S. Weinberg Named Sole Chairman and CEO

NEW YORK, October 27, 2021 – Evercore (NYSE: EVR) announced today that Ralph Schlosstein will step down as Co-Chairman and Co-Chief Executive Officer, effective February 25, 2022, a role that he has shared with John Weinberg since July 2020. Mr. Weinberg will become the sole Chairman of the Board of Directors and Chief Executive Officer at that time. Prior to becoming Co-Chairman and Co-CEO, Mr. Schlosstein served as President and Chief Executive Officer since May 2009 when he joined the Firm. Mr. Schlosstein will also resign from the Board of Directors, effective February 25, 2022, but will remain with Evercore as Chairman Emeritus, working with Evercore’s advisory and institutional investor clients and advising senior management.

“Leading Evercore for the past 12 years alongside Roger and, more recently, John, has been one of the greatest privileges of my career, and I am incredibly proud of what we have accomplished together,” said Mr. Schlosstein. “I am perhaps most gratified for having had the opportunity to work closely with many of the most talented professionals in our industry to grow and transform Evercore into a truly elite global investment banking advisory firm. We have risen to meet unexpected challenges and pursued new opportunities to broaden and diversify our capabilities and to solidify our market position, all with the commitment to excellence and integrity that have defined our Firm from the beginning. I am confident that Evercore will continue to thrive under John’s leadership and I look forward to contributing in my new role to the Firm’s future success.”

Roger Altman, Evercore Founder and Senior Chairman, said, “Ralph’s record over almost 13 years as CEO of Evercore is so good that it is hard to describe. Not only did the Firm achieve record revenues and earnings in all but one of those years. But, Ralph broadened the Firm’s capabilities and its base of talent in astonishing and singular ways. He conceived and built our entire set of capital markets businesses, for example, and they are thriving today and serving clients in ways that seemed unimaginable before he joined the Firm. Ralph and I have been regular colleagues and close friends for more than 40 years. He is a very special talent and human being. And, I know that he will continue to make important contributions to Evercore.”

Mr. Altman continued, “Since joining Evercore, John has led the Firm with the utmost integrity, both in his work with clients and in his commitment to fostering a culture of excellence. He is deeply respected by clients and colleagues alike for his principled approach, innovative thinking, and thoughtful leadership. With his talent for building and growing businesses and his trusted relationships with clients, John is the right CEO for Evercore’s next chapter and I look forward to continuing to work closely with him.”

Mr. Weinberg said, “It would be an understatement to say that Ralph has had a transformative impact on Evercore. Twelve and a half years ago, Ralph joined Roger to help drive growth and shape the Firm that we are today. They built the Firm on the founding principles of always putting clients first and on integrity, excellence, independence, objectivity and transparency. They have done this while creating a culture of teamwork, mentorship and inclusivity. With energy, vision and intensity, Ralph has executed and promoted outstanding talent and has built the broadest set of capabilities of any independent firm on the Street. It has been a privilege to serve as Ralph’s partner and to be his colleague and friend. Along with Roger and the rest of our leadership team, we will work hard to deliver on our commitments to our stakeholders and will continue to seek out opportunities to expand our client footprint and capabilities. I have no doubt that Evercore’s future is very bright.”

Gail B. Harris, Lead Director of the Board of Directors, said, “The entire Board is deeply indebted and grateful to Ralph for his leadership, vision and invaluable contributions in helping build Evercore into one of the pre-eminent global investment banking advisory firms. He has been a remarkable CEO and leader who, from the beginning of his tenure at Evercore, has cultivated an environment of transparency and excellence, and demonstrated a creative approach to scaling the business while maintaining a measured perspective on managing risk. The Board could not ask for better partners than Ralph, Roger and, more recently, John.”

Ms. Harris continued, “We were fortunate when John joined Evercore five years ago to lead the Firm with Ralph and Roger, and we are delighted that he has agreed to become the sole CEO. With his integrity, strategic vision and leadership abilities, John is the right person to lead Evercore to the next level.”

About Evercore

Evercore (NYSE: EVR) is a premier global independent investment banking advisory firm. We are dedicated to helping our clients achieve superior results through trusted independent and innovative advice on matters of strategic significance to boards of directors, management teams and shareholders, including mergers and acquisitions, strategic shareholder advisory, restructurings, and capital structure. Evercore also assists clients in raising public and private capital and delivers equity research and equity sales and agency trading execution, in addition to providing wealth and investment management services to high net worth and institutional investors. Founded in 1995, the Firm is headquartered in New York and maintains offices and affiliate offices in major financial centers in the Americas, Europe, the Middle East and Asia. For more information, please visit www.evercore.com.

Investor Contact:

Hallie Elsner Miller

Head of Investor Relations

+1.917.386.7856

Media Contact:

Dana Gorman

Abernathy MacGregor, for Evercore

+1.212.371.5999